Exhibit 14

[EXELON GRAPHIC]

Boldness

Creativity

Accountability

Commitment

Code of Business Conduct

Achieving Our Values with Integrity

Our Values

Boldness: We will surprise competitors with our imagination and execution, and customers with our commitment and service.

Creativity: We will develop new solutions to customers’ needs across an ever-growing range of market opportunities.

Accountability: We will make and meet far-reaching commitments to customers, shareholders, employees and the society we serve.

Commitment: We will develop our business and operate our facilities with the utmost dedication to the safety of our employees and neighbors, and to the continuing enhancement of our environment and diverse society.

Code of Business Conduct

Letter from the Chairman

Dear Fellow Employees and Members of the Board of Directors:

Our vision is to strive to build exceptional value by becoming the best and most consistently profitable electricity and gas company in the United States. To be truly successful in achieving this vision, we must earn and maintain the trust of our customers, shareholders, fellow employees, government officials, competitors and the communities we serve. This can be accomplished by living up to our commitments, applying our corporate values of Boldness, Creativity, Accountability and Commitment, and most importantly, by conducting our business with the utmost integrity and regard for ethical standards.

Poor ethics can be devastating to businesses and can have severe consequences for employees and shareholders. Never has it been more clear that we must conduct our business ethically and according to legal and regulatory requirements. We count on all of our employees to conduct themselves according to the highest standards of ethical conduct.

The Exelon Code of Business Conduct is the “roadmap” for all of us on how to conduct our business both legally and ethically. Please review the Code carefully. If you have any questions about the Code or any items not addressed, please contact the Ethics & Compliance Office at 1-800-23-ETHIC or contact your supervisor or manager.

Thank you for working with us to create a company that will be not only successful, but admired as well.

Sincerely,

John W. Rowe Chairman and Chief Executive Officer

The Role of the Code of Business Conduct

The Code of Business Conduct represents the fundamental principle Exelon expects its employees and directors to follow: that we at all times behave ethically, honestly and forthrightly while living up to our commitments to co-workers, customers, shareholders, government authorities, and the communities where we do business.

The Code of Business Conduct does not cover every situation we may possibly encounter. It is not a substitute for good judgment nor a restraint on personal initiative. It is a guide designed to alert Exelon employees, directors, suppliers and contractors to major legal and ethical issues that frequently arise. Business units may also publish standards and policies that are more restrictive.

Exelon requires that every employee and director make a personal commitment to the observance of the highest ethical standards. By honoring this commitment, we can be sure that integrity, honesty and trust will be a way of life at Exelon.

About the Ethics & Compliance Office

One of the ways Exelon supports ethical business practices is through the Ethics & Compliance Office. The office reports to the Corporate Secretary in the Office of the Corporate General Counsel. The Corporate General Counsel serves as Exelon’s Ethics & Compliance Officer. An Ethics & Compliance Committee made up of Senior Managers from the various business units of Exelon offers guidance and direction to the Ethics & Compliance Office. Committee representatives will provide organizational support for the program in their respective business units.

The Office is a resource for any employee or supplier of Exelon who has a question or concern about ethical business activities. The Office may be reached by phone, e-mail, regular mail, or in person. All issues raised will be treated confidentially to the fullest extent possible. Reports to the Ethics & Compliance Office will be handled promptly, thoroughly, fairly, and discreetly.

The Ethics & Compliance Office may be contacted anonymously by calling 1-800-23-ETHIC. No attempt is made to identify the caller. Caller ID is not used on this phone. Anonymous callers who wish to follow up on their call will be assigned a confidential case number. Anonymous callers will be advised if additional information is required before an effective investigation can take place.

Where to Get Assistance

An employee who has ethical questions or concerns may seek assistance in one of three different ways:

•	by contacting the employee’s supervisor, who in turn may seek assistance from other departments of Exelon with experience in the area raised by the employee’s question or concern (such as Human Resources, Law Department, Security, Employee Concerns Program for Nuclear Employees, Employee Assistance Program, Safety, etc.)

•	by contacting the appropriate department directly

•	by contacting the Ethics Office Resource Line at 1-800-23-ETHIC (1-800-233-8442)

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Regardless of the method used, the person or office contacted will confidentially gather all relevant information and provide guidance to the employee to resolve the employee’s concern or assist the employee in making a more informed decision.

Ethical Decision Making

One of the major goals of the Code of Business Conduct is to help all of us make ethical business decisions. The policies and procedures contained in the Code establish guidelines for conduct in some general areas that pose ethical or legal concerns. But this document would have to be hundreds of pages long if it were to cover all the areas that we may encounter.

Therefore, employees may find it helpful to ask the following questions before taking action in specific situations:

•	Is it legal and ethical?

•	Would it compromise my integrity or the company’s?

•	Does it conform to Exelon’s company policy?

•	How would my actions appear to my supervisors, peers, subordinates, friends, or the public if reported in the news media?

•	Does it make me feel uncomfortable?

Ultimately, employees are personally responsible for their decisions and should discuss ethical concerns, issues and questions with their supervisor, manager, Human Resources or the Ethics Office Resource Line at 1-800-23-ETHIC.

The Law

Introduction

We will obey all laws and regulations that apply to us. We will never pressure another employee to break a law or regulation, or use other employees, contractors, suppliers, or agents to circumvent the law or the Code of Business Conduct. Exelon will not knowingly use suppliers who operate in violation of applicable laws or regulations, including environmental, safety and employment laws.

Antitrust and Unfair Competition

As our competitive environment changes, it is important to review the antitrust and other laws that encourage fair competition among businesses. These laws prohibit a wide range of transactions and activities. Violations of these laws can subject the individuals involved, as well as the company, to huge fines and damages. To guarantee fair competition, we must not:

•	Agree with a competitor to fix or control prices, allocate markets, divide up customers, or otherwise restrict competition;

•	Directly or indirectly discuss matters involved in competition with a competitor;

•	Arbitrarily refuse to deal with or purchase from others simply because they are competitors or they have chosen a competitor’s products or services;

•	Imply that our suppliers or customers are required to purchase products or services from us;

•	Make anyone buy a product or service they do not want in order to get a different product or service;

•	Boycott certain customers or suppliers;

•	Interfere with contracts between a prospective customer and a supplier competing with Exelon;

•	Engage in industrial espionage or commercial bribery;

•	Disparage competitors or their products or services;

•	Engage in misleading advertising or other promotional activities;

•	Give potential or existing customers or suppliers’ employees gratuities in order to improperly influence their decisions about doing business with Exelon;

•	Use our size or historical position to intimidate any person or organization.

Employees who interact with competitors, and anyone who has a question about antitrust implications of a situation, should consult with the Law Department or the Ethics & Compliance Office.

Copyrights and Trademarks

Exelon, ComEd, PECO, and our other brand names, logos, and trademarks are very important assets. To protect these assets, they must be used consistently and solely for purposes of advancing Exelon’s interests. For Corporate Identity Standards, refer to the Brand Management and Corporate Identity Corporate Procedure.

Other companies and individuals also own valuable trademark and copyright assets. Employees are prohibited from making, acquiring or using unauthorized copies of any computer software for either Exelon use or personal use. Also, unauthorized copying of tapes, books, magazines, periodicals and other legally protected work is a misuse of assets and a potential financial and legal liability for our company. Additional copies of needed materials should be obtained by purchasing them through the appropriate channels. Check with the Law Department or the Ethics & Compliance Office if you have any questions on copyright laws.

Employment

Fair Treatment

It is Exelon Policy to provide fair treatment and equal employment opportunity for everyone. Each individual will be judged based on qualifications, demonstrated skills and achievements, without regard to race, color, gender, national origin, age, religion, disability, sexual orientation, marital status or other protected classifications.

Harassment

We all have the right to work in an environment that is free from harassment or intimidation. Verbal or physical conduct by any employee that harasses or disrupts another’s work performance or creates an intimidating, offensive, abusive, or hostile work environment will not be tolerated. Unwelcome sexual advances, requests for sexual favors, and other unwelcome verbal or physical conduct of a sexual nature are specifically prohibited.

We have the responsibility to speak up when a co-worker’s conduct makes us or others uncomfortable, and to promptly report harassment, when it occurs, to the Supervisor, Department Head, HR representative, or the Ethics & Compliance Office. Any employee who reports harassment is assured that a prompt investigation will be conducted. Appropriate corrective action will be taken if the investigation reveals that there is merit to the concern.

Safety and Health

Safety is fundamental in everything that we do and it will not be compromised. Exelon is committed to managing its business to promote the safety of its employees, customers and the general public from hazards associated with the services Exelon provides. Each of us is responsible for observing the safety and health rules and practices that apply to our jobs, and for taking precautions necessary to protect ourselves, our co-workers, and the public. Accidents, injuries, hazards and unsafe activities or conditions must be promptly reported. Appropriate and timely action will be taken to correct known unsafe conditions.

Workplace Violence and Weapons

Any activity that threatens the safety of the workplace or any individual is prohibited. This includes incidents of violence against other employees or the company, stalking cases or any other type of behavior which endangers, or threatens to endanger, the safety of Exelon employees or its customers. As part of our commitment to a safe environment, we also prohibit the possession of unauthorized weapons (including incapacitating devices), explosives or other dangerous substances on the job, on company premises (including parking lots), in company vehicles, or while attending company-sponsored activities.

Drugs and Alcohol

The health and safety of employees, customers and the public demands that each of us report to work free from the influence of any substance, including alcohol, that could prevent us from conducting work activities safely and effectively. Employees who for medical reasons are using prescription or non-prescription drugs that may impair alertness or judgment, and therefore jeopardize their safety and that of their co-workers, should inform their supervisor. To conform with federal regulations, some business units may require more stringent reporting requirements.

As explained in detail in our Drug and Alcohol Policy, we require a drug-free workplace to support health and safety for all. Using, possessing, distributing, or being under the influence of illegal or illicit drugs while on duty, on company premises (including parking lots), or in company vehicles is prohibited. Employees with problems related to alcohol or drugs are encouraged to seek confidential assistance from the Employee Assistance Program or other qualified professionals.

Environment

We must continue to demonstrate respect for public health and the environment while providing safe, reliable and economical service to our customers. It is our policy to meet-or surpass, where practical, all environmental laws and regulations.

We strive for leadership in the cost-effective recycling of materials and the reduction of waste. We will work in partnership with the community to preserve, restore and enhance natural habitats. We promote a corporate culture where competitive initiatives are consistent with environmental responsibility.

Governmental Relations

We cooperate fully with, and promptly respond to, all reasonable requests from governmental agencies and authorities. All information provided to the government must be truthful and accurate. Never mislead any investigator, and never destroy, falsify, or alter documents or records relating to the subject of any potential or pending governmental inquiry or investigation (refer to the Document Management Retention & Disposition Corporate Procedure). Never attempt to prevent any other employee or person from providing accurate information to any government official or agency.

We should consider that Exelon is entitled to all of the safeguards provided by law to a person being investigated, including representation by legal counsel from the very beginning of the investigation. In order to ensure that all appropriate information is communicated to the governmental authorities and that the rights of Exelon are protected, any employee who receives a request for information from a government authority about Exelon’s business, or who obtains information that suggests a government investigation or inquiry has commenced, or is about to commence, should promptly report that fact to the Legal Department before responding to any non-routine request.

Also, representatives from local, state and federal government face very stringent regulations on gifts, favors, meals and entertainment. Often even a simple gesture like buying a cup of coffee for a government official may be a violation of the law. Various federal, state and local government agencies, have their own rules. Therefore, before providing anything of value to a government official, check with Government Affairs, External Affairs, or the Law Department.

Government Business

We must only use legitimate means to obtain business. In dealing with the government, we are prohibited from seeking or receiving unauthorized information related to potential government business. This would include, but is not limited to, proprietary data, competitors’ pricing information for government contacts, and non-public documents relating to government purchasing. We are also prohibited from offering, giving, receiving, or soliciting any form of bribe, rebate, gratuity, honorarium, or kickback in order to get government business. Consult with the department manager for proper direction.

“Insider Information” and Securities Trading

The securities laws impose restrictions on stock transactions. Trading securities or providing material inside information to others is illegal. Information is material if it has the potential to affect the price of Exelon stock or the securities of another company after it is disclosed. Such information includes, for example, news about financial results, plans to issue or buy back securities, dividend declarations, significant new contracts, major management or operational changes, mergers, acquisitions, new services or inventions, or major litigation.

Information should be treated as “inside” if it hasn’t been disclosed to the general investing public. In order to avoid the appearance that any Exelon employee is trading on inside information, no employee should engage in “short sales,” or trade in market options such as puts or calls on Exelon securities. Refer to the Buying and Selling Exelon Securities Corporate Procedure. Employees with questions should consult with the Corporate Secretary or the Ethics & Compliance Office.

International Trade

U.S. laws govern the conduct of international trade including Anti-boycott, US Embargoes, and Export Control laws. Also, the Foreign Corrupt Practices Act prohibits bribes, offers, or promises of payments to any foreign official or political party, or to any foreign candidate, for the purpose of obtaining or retaining business. Any employee involved with international trade should consult with the Law Department for details of laws and regulations that affect them.

Regulatory Rules of Conduct

The restructuring of our industry has necessitated a new approach to the way the different parts of our business communicate and interact with one another. Both Illinois and Pennsylvania have created rules addressing the interactions between the electric distribution companies (“EDCs”) and their affiliated retail electric generation suppliers. In addition, Illinois has developed rules governing the interaction between the distribution function of the EDC and its internal retail merchant function. These rules are designed to ensure the utility does not provide to its affiliated retail electric supplier or, as applicable, its retail merchant function, preferential treatment that could result in an unfair competitive advantage in the new retail electric supply market. Pennsylvania also has competitive safeguards covering the generation company’s (“Genco”) relationship with its affiliated EDC and retail electric supplier.

ComEd is subject to Affiliate Non-Discrimination Rules established by the Illinois Commerce Commission (“ICC”) in 1998. These rules require that, in certain respects, ComEd function independently of its affiliated alternative retail electric supplier (“ARES”). Additionally, ComEd committed to the ICC that it would treat all its affiliates as an affiliated ARES for purposes of these rules. The ICC’s Affiliate Non-Discrimination Rules address the utility/affiliate relationship in the areas of marketing and advertising, employee sharing and interaction, information exchanges, and cross-subsidization.

Likewise, ComEd is subject to a Code of Conduct that addresses the relationship between the utility’s distribution and retail merchant functions. Like the Affiliate Non-Discrimination Rules, the Code of Conduct also addresses marketing, employee sharing and interaction, information exchanges, and cross-subsidization with the objective of insuring that ComEd’s internal retail merchant function does not receive an unfair competitive advantage.

PECO EDC is subject to statewide Competitive Safeguards that prohibit an EDC from providing its affiliated Electric Generation Supplier (“EGS”) any advantage in sharing customer or distribution system information or in providing regulated services and require that the EDCs and affiliated EGSs function independently.

PECO EDC, PECO EGS and the affiliated Genco are subject as well to Genco Competitive Safeguards established pursuant to PECO Energy’s 1998 Restructuring Settlement. These safeguards prohibit Genco from providing PECO EDC or PECO EGS any unreasonable preference over, or noncomparable treatment to, a non-affiliated EGS in the purchase, sale, use or transfer of generation and transmission products, services, or assets.

Additionally, the Federal Energy Regulatory Commission (FERC) has rules that regulate the sharing of information between a company’s transmission system functions and its wholesale merchant functions and energy affiliates. Refer to the Implementation of FERC Standards of Conduct Corporate Procedure.

As a multi-state holding company, Exelon is also subject to the Public Utility Holding Company Act (PUHCA) administered by the Securities and Exchange Commission (SEC). PUHCA regulates intercompany transactions within the Exelon system, governs the amount of financing Exelon can do, and restricts the type of amount of business in which Exelon can invest.

Every employee must comply with all statutes, regulatory rules, and accounting standards that govern these regulatory relationships. For guidance about a particular situation, check the regulatory codes of conduct for Pennsylvania, Illinois or FERC. Because these rules are complex, you should also consult with your supervisor or manager, the Law Department, or the Ethics & Compliance Office.

Business Conduct

Accountability

Each of us is accountable for following the law, complying with Exelon and business unit policies and procedures, and striving to live up to our own values as well as those of Exelon. Committing an illegal or unethical act as an Exelon employee, agent, or contractor is never justifiable.

Our responsibility includes a duty to report any illegal or unethical conduct that we engage in or observe others engaging in to our supervisor, manager, senior management, Human Resources, or the Ethics & Compliance Office. Failure to promptly report such conduct could allow wrongdoing to continue, subjecting each of us and the company to greater harm. Federal regulations that apply to several of our business units make this both a legal and an ethical responsibility. We are also expected to cooperate in the investigation of any alleged violation. Violations of the Code of Business Conduct can result in disciplinary action, which may include a change of job location or responsibilities, suspension, termination or other action.

Business Units and Managerial Accountability

As with all employees, managers are expected to exemplify the highest standards of ethical business conduct. Additionally, managers have a responsibility to create a work environment in which all employees, consultants and contract workers know that behavior consistent with our standards is expected of them. In particular, managers are responsible for ensuring that employees are informed of and adhere to policies and procedures necessary to do their jobs. Therefore, each Business Unit, through its management and supervisors, is responsible for the following:

•	Identifying the laws and regulations that affect the Business Unit

•	Identifying the procedures that guide actions under the laws and regulations

•	Effectively communicating standards and procedures through training programs and by disseminating information on requirements and expectations

•	Assessing the potential for unethical or illegal conduct in its area of responsibility and taking action to mitigate or address it

•	Enforcing the Code of Business Conduct

•	Supporting a system for reporting concerns about ethics and unsafe conduct that protects employee confidentiality and anonymity to the fullest extent possible and ensures there is no retaliation against any employee for reporting a concern in good faith

•	Monitoring and documenting compliance with the Corporate Compliance Program

•	Consistently administering disciplinary action regarding ethical misconduct and violations of the Code of Business Conduct

Community Relations

We are committed to being a good neighbor and we support and encourage employee involvement in community activities and professional organizations. Exelon is also proud to provide financial support to hundreds of charitable and civic organizations in the communities where our employees live and work. However, we must ensure that all contributions of money, property and services are properly authorized and comply with all company policies and procedures and legal and regulatory requirements. We may not bring pressure on others to contribute to charitable organizations. Nor may we use company resources to solicit support for charitable causes without the prior approval of senior management.

We should be proud to work for a company that truly improves the quality of life of our customers. Imagine what life would be like without dependable energy. We would have darkened homes, shuttered businesses, unsafe streets and unreliable hospitals. We must continue to take seriously our commitment to dependable service.

Our customers and communities also depend on us to generate and distribute electricity, gas, and our other products and services safely. Our plants are in our neighborhoods, our lines run through our backyards. We must zealously protect the safety of our customers and communities by complying with all applicable company and government safety policies and regulations.

Safety is the primary responsibility of every Exelon employee. Any threat to public safety must be immediately reported to appropriate management or responsible authority.

Company Assets

We are entrusted with many company assets; physical assets like buildings, equipment and supplies; financial assets including cash and bank accounts; human assets, such as employees under our supervision; and information assets such as proprietary information and corporate records. Each of us has a special responsibility to protect all Exelon assets from loss, damage, misuse, theft, fraud, or embezzlement. No one should use company assets, property, information, or their position for personal gain or without appropriate authority.

Company resources should be used only to conduct company business. Limited and occasional personal use of company equipment, including computers, may be allowed provided it does not interfere with normal work responsibilities or expose Exelon to potential liabilities. Prior approval by the employee’s supervisor may be necessary for some uses. E-mail and the Internet must be used responsibly and in accordance with the Acceptable Use Corporate Procedure.

Regardless of condition or value, company property may not be sold, loaned, borrowed, given away, or otherwise disposed of, except with proper authorization.

Confidential Information

One of Exelon’s most valuable assets is information. Our confidential information assets consist of information that is not generally disclosed to the public, and is helpful to Exelon, or would be to its competitors. It is also information that can be harmful to Exelon or its customers, if disclosed. Examples of confidential information include software, research and development information, marketing plans, business concepts and strategies, investment plans, new product plans or programs, wages and salaries, employee information, and detailed financial data. Each of us must be vigilant to protect our confidential information. These same protections also apply to similar information supplied to us by vendors and customers.

Safeguard trade secrets and confidential information by marking information accordingly, keeping it secure, and limiting access to those who need to know it in order to do their job. Avoid discussing confidential or competitive information in public areas like elevators, restaurants, public restrooms, and airplanes. The obligation to preserve Exelon’s confidential information continues even after we no longer work for the company. Further details may be found in Corporate Procedures, Protecting Exelon Information and Information Asset Protection.

Computer Security

We depend on the continuous, efficient operation of our computer systems. Each one of us must safeguard integrity and confidentiality by protecting passwords, IDs and access to computer systems. Take precautions against intrusion by “viruses” from the Internet or unauthorized software. For more information, refer to the Information Asset Protection Corporate Procedure.

Facility Security

We have invested a great deal in the security of our facilities. Each of us needs to understand and follow all security procedures, and to immediately report any potential threats to the department head or the Security Department.

Competitive Information

While information about our competitors, customers and suppliers is a valuable asset, federal law and our high ethical standards require that we obtain this information legally. Theft of proprietary information and inducing disclosures by a competitor’s past or present employees are prohibited.

Conflict of Interest

A conflict of interest exists whenever the personal interests of the employee or director are inconsistent with the responsibilities of his or her employment or position. Even the appearance of a conflict between personal interests and those of the company can undermine trust and therefore must be avoided or promptly disclosed to one’s manager and the Ethics & Compliance Office for guidance and resolution. Employees should make prior disclosures and seek guidance whenever there is a question concerning a conflict of interest, between the employee’s personal interest and the interests of the company. Conflicts include any activity, interest or association that might compromise or even appear to compromise the independent exercise of an employee’s judgment in the best interests of the company.

Personal Financial Interests

All employees and directors must avoid any activity, investment, interest or association which compromises, or which might reasonably be interpreted to compromise impartial and objective business decisions. Employees, directors, and members of their families, shall not knowingly have any material financial interest in:

•	Any existing or proposed transaction to which the company is or is likely to become a party.

•	Property which the company is acquiring or likely to acquire (Not applicable to property acquired under the company’s Relocation Policy.)

•	Corporations, partnerships or other entities which compete with the company (except for insignificant stock interest in publicly held companies).

A material financial interest is not subject to precise definition for all circumstances. In general, a financial interest is materials if it might compromise, or appear to compromise, the independent exercise of an employee’s or director’s judgment in the best interest of the company, its shareholders, and the public.

Exceptions to this policy may be granted only after disclosure to, and approval from, the functional area responsible officer and the Ethics & Compliance Officer.

Outside Employment or Activity

Employees may not engage in work or any activity that is in conflict with, or appears to conflict with the interest of Exelon or the employee’s ability to perform his or her work for the company. This includes performing work or services for any person, corporation, supplier, partnership or other entity which does business or is likely to do business with the company. The solicitation or conduct of any outside business, work or activity for personal gain during working hours is prohibited. Using company time or resources for outside employment is never acceptable. Disclosure to, and approval from, the functional area responsible officer and the Ethics & Compliance Officer is required before engaging in work that may appear to be a conflict of interest.

Corporate Opportunities

An employee or director may not use company assets, or information learned as a result of his or her position with the company, if the use of those assets or that information would provide the employee or director a business opportunity which otherwise would not exist and in which the company may have an interest (such as the acquisition of a property right or an investment opportunity).

Outside Business Contacts

In the course of performing assigned duties, employees frequently have business contacts outside of the company with customers, suppliers, competitors, government agencies, and the news media. Employees should only perform services and answer questions which fall within the realm of their responsibilities. Employees may not offer or perform services for customers or suppliers which are routinely offered by the company.

Gifts and Gratuities

Employees, including members of their immediate families, may not directly or indirectly request, take, accept, or receive cash, bonuses, fees, commissions, gifts, gratuities, favors, loans, private or personal discounts from suppliers, excessive entertainment or any other similar form of consideration, of other than nominal or insignificant value, from any person, corporation, partnership or other entity with which the company does business, or is likely to do business.

Similarly, employees, or members of their immediate families, should never offer any gift, favor, entertainment or accommodation to a customer, supplier, contractor or anyone who has a business relationship with Exelon, if it will violate company policies or procedures or laws or regulations or obligate the recipient or violate the policy of the recipient’s organization.

We must avoid being placed in an embarrassing position, which might make it difficult to carry out our duties impartially. Therefore, adherence to this policy is essential in order that we all can maintain unquestioned integrity in our business relationships. If a gift or gratuity of more than nominal value is received, it should be returned with a polite note explaining Exelon’s policy, and the employee should notify their manager and the Ethics & Compliance Office.

Entertainment

Company policy does not preclude employees from providing or accepting meals and refreshments which are business related and are reasonable. Reimbursements must be properly reported in accordance with company procedures. Acceptance of such meals and amenities is contrary to policy when the employee has, or should have, any reason to believe that the offer was made with the intent to improperly influence the employee in the performance of his or her duties.

Entertainment through special events such as football games, golf outings, social dinner meetings and other social events, is not to be encouraged as a prerequisite for doing business with the company. However, such entertainment may be accepted or extended by employees when appropriate for business objectives and it is not excessive in value or frequency. Elaborate entertainment, such as overnight or weekend trips, must be avoided.

Some areas of the company, such as purchasing, internal audit, and legal, will implement stricter gift and entertainment standards. Other areas of the company may also choose to implement stricter standards.

Exceptions to the Conflict of Interest Policy

•	Exceptions for employees may be granted only after disclosure to, and approval from, the functional area responsible officer and the Ethics & Compliance Officer.

•	Exceptions for directors or executive officers (including the principal executive officer, the principal financial officer, the principal accounting officer or controller) may only be granted by the Board of Directors or a committee of the Board. Any such exception must also be promptly disclosed to the shareholders.

Customers

Price is certainly an important consideration for most customers. However, it is not the only one, and in most cases it’s not the primary factor in a purchase decision. Customers purchase from companies that understand—and sometimes even anticipate—their needs. We must satisfy fundamental customer needs like quality, reliability, and service, and in a way that is ethical and legal. Refer to each state regulatory Code of Conduct and Federal Energy Regulatory Commission (FERC) regulations for information on the legal requirements we face when dealing with current or potential customers.

Quality and Service

We satisfy customers when we treat them as we would like to be treated. That means we need to treat customers with honesty, fairness, and respect. We must keep our commitments of quality, reliability, and service. Any time we make a promise that we cannot keep, some hard-earned customer’s trust is lost. We therefore should only make promises when we are reasonably confident that we will be able to keep them.

In order to deliver quality and protect our name, compliance with quality specifications and safety or testing requirements is essential. Failure to conduct required testing or misrepresentation of test procedures or data is never acceptable.

Diversity

Embracing diversity is not simply the right thing to do; it makes good business sense. Our diverse employees are a competitive advantage, enabling us to make more informed business decisions and to better serve our diverse customer base. We will actively seek and promote a more diverse workforce. We are also committed to diversity in regard to our suppliers and vendors.

We also promote an environment of diverse ideas where communication is open, direct, honest, and respectful. This does not mean that we beat each other up over any differences. It means that we listen and speak with the goal of understanding the value that we each bring. We encourage free and open discussion. We honestly communicate plans, expectations, and results. When we disagree, we do so respectfully, treating each other with dignity.

Political Activity

Individual Political Activities

We each have the right to participate in the political process and to engage in political activities of our own choosing. While involved in personal civic and political affairs, however, we must at all times make clear that our views and actions are our own, and not those of Exelon. To determine if the political activity may create a potential conflict, employees may contact the Ethics & Compliance Office, which will review the case and inform the employee of any action considered necessary to avoid the conflict.

Exelon funds or resources are not to be used to support an individual’s political parties, affiliated organizations, causes or candidates. Company resources include financial and non-financial such as using company time, telephones and copiers to solicit for a political cause or candidate.

Corporate Political Activities

Exelon will communicate and lobby on behalf of the interests of the company, but only as permitted by law. This includes the Public Utility Holding Company Act (PUCHA) which imposes significant restrictions on the political activities of corporations that are multi-state companies.

Our Political Action Committee(s) supports candidates whose political philosophies best represent the interests of the company, our employees, shareholders and customers. Donations to a Political Action Committee are strictly voluntary. Also, at times Exelon may request employees to make personal contact with government officials or to write letters presenting our position on specific issues.

Employees who lobby government employees or officials on issues that affect Exelon should contact Governmental Affairs or External Affairs to ensure that such activities fully comply with the law. Employees should also contact Governmental Affairs or External Affairs before ever discussing any employment or business opportunities with any public official. Corporate contributions or payments of any kind to any official, candidate, political party or political committee may be made only with the prior written approval of Governmental Affairs or External Affairs.

Privacy

As a company and as individuals we need to respect the privacy of our co-workers. The company will retain only the personal information necessary for effective operations, and will limit access to such information to authorized persons with the need-to-know for business or legal reasons.

While Exelon does not routinely monitor personal communications, employees should not expect that these communications are always private. When monitoring of communications is necessary for quality or legal reasons, we will comply with all state and federal laws. For the safety and protection of other employees and the company, Exelon may search employee workspaces, including company-owned lockers and vehicles.

Records and Reports

We rely on accurate information in order to make responsible business decisions. We therefore require honest and accurate recording, reporting and retention of information. This includes all business records, including financial reports, research reports, marketing information, sales reports, tax refunds, expense accounts, time sheets, claims and other documents including those submitted to governmental agencies. All records and accounts must accurately reflect transactions and events, and conform both to generally accepted accounting principles and to the Exelon system of internal controls.

It is wrong, for example, to make false claims on an expense report or time sheet, to falsify quality or safety results, or misrepresent assets, liabilities, revenues or expenses. No entry may be made in any record that intentionally hides or disguises the true nature of any transaction. Likewise, employees must never withhold or fail to communicate information which should be brought to the attention of higher levels of management.

Almost all business records may become subject to public disclosure in the course of litigation or governmental investigations. Records are also often obtained by outside parties or the media. Employees should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information. Avoid exaggeration, inappropriate language, guesswork, legal conclusions, and derogatory characterizations of people and their motives. Records should not be retained longer than necessary, and should be discarded in accordance with Exelon’s Document Management, Retention & Disposition Corporate Policy and Procedure.

Reporting Violations

Employees have the obligation to report any situation or transaction which may violate, or could appear to violate, the letter or intent of the Code of Business Conduct. Reporting shall be to the employee’s supervisor, manager, Human Resources, the Ethics Office Resource Line at 1-800-23-ETHIC, or through the company Intranet link “Report an Ethics Concern.”

Retaliation

Individuals living up to their responsibility to report an ethical or legal concern shall not be subject to retaliation. No company officer, employee, contractor, subcontractor, or agent may discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee in terms and conditions of employment because the employee reports a known or suspected violation of the law or the Code of Business Conduct. Any form of reprisal against an employee because the employee raised a matter is contrary to our culture and values—and it will not be tolerated. A person who engages in any act of intentional retaliation will be disciplined, up to and including termination. Employees who knowingly submit false reports will also be subject to disciplinary action. An employee who believes that prohibited retaliation has occurred should immediately report the concern to Human Resources, Legal, or the Ethics & Compliance Office.

Sales and Marketing

Understanding and anticipating customer needs and accurately representing products, services, benefits and prices are first steps in creating satisfied customers. Providing misleading impressions, omitting important facts, or making false claims about our competitors’ offerings is not acceptable.

Marketing and advertising of our products and services should be based on quality, service, pricing and other legitimate attributes. It’s never acceptable to use any illegal or unethical means to obtain business, including offering bribes or kickbacks. In addition, it is not acceptable to enter into agreements with competitors, suppliers or customers that have the intent to limit competition or may be viewed as anti-competitive.

It is Exelon’s policy to forgo any business which can be obtained only by improper or illegal methods. Accordingly, if, at any time, it appears that Exelon or its employees must engage in unethical or illegal activity to gain business, that business opportunity must not be pursued further, and the employee with that knowledge should contact the Ethics and Compliance Office or the Legal Department immediately.

Supplier Relationships

All purchasing decisions must be made on the best value received by Exelon. Quality, technical excellence, service, delivery and price are among the objective criteria that will drive our purchasing decisions.

Personal, family and financial relationships can make it difficult to make objective business decisions. An employee who has personal or family relationships with a supplier or business partner of the company should disclose this relationship to his or her manager and the Ethics & Compliance Office. See the Conflict of Interest section or refer to the Corporate Supply Chain Requirements Corporate Procedure for additional information.

Violations

Exelon views this Code of Business Conduct to be of the utmost importance. Accordingly, it will be enforced fairly at all levels. Violations of this Code will not be tolerated. In accordance with company regulations, violations may result in sanctions, including, as appropriate, a reprimand, probation, demotion, temporary suspension, termination, required reimbursement for Exelon’s losses or damages, and referral for criminal prosecution, or civil action.

Waivers for Directors and Executive Officers

Waivers of the Code for directors or executive officers (including the principal executive officer, the principal financial officer, the principal accounting officer, or controller) may only be granted by the Board of Directors or a committee of the Board. Such waivers must also be promptly disclosed to shareholders.

Questions or Concerns

Employees who have questions about the Code of Business Conduct or concerns about conduct that may violate Exelon standards or the law, are encouraged to talk to their supervisors. If this is uncomfortable or seems inappropriate, talk to the Department Head or other functional senior manager, Human Resources, call the Ethics Office Resource Line at 1-800-23-ETHIC, or use the company Intranet link “Report an Ethics Concern” to write a confidential or anonymous report.

Resources

Our best resources for good, ethical business judgment are our supervisors and managers, the Code of Business Conduct, and our personal values. Other resources include:

Corporate Security

Ethics & Compliance Office

Diversity

Employee Assistance Program (EAP)

Employee Concerns Program (Exelon Nuclear only)

Environmental Services

Human Resources

Governmental Affairs & External Affairs

Legal

Safety

Additional References

Corporate Policies

Exelon’s CEO, in conjunction with the senior governance bodies, have established the following corporate policies which describe the fundamental principles, values and practices under which Exelon operates and conducts business, as well as the corporate-wide rules, standards and practices that all employees and contractors must follow:

Number
• Adherence to Corporate Policy & Procedures	LE-AC-1
• Corporate Accounting	FI-AC-2
• Corporate & Public Affairs	CP-AC-1
• Document Management, Retention & Disposition	LE-AC-4
• Environmental Protection	EN-AC-1
• Ethics, Legal & Regulatory Compliance	LE-AC-2
• Finance & Treasury	FI-AC-1
• Human Resources & Diversity	HR-AC-1
• Information Protection	LE-AC-3
• Safety	SA-AC-1
• Security	SE-AC-1
• Supply Management	SM-AC-1
• Use of Ibnformation Technology Assets	IT-AC-1

These policies are necessary references when employees are dealing with ethical and legal matters, including those issues covered by the Code of Business Conduct. Corporate Policies and the Corporate Procedures that support each of the policies above can be accessed through Exelon’s Intranet homepage.

Ethics & Compliance Office

phone:	1-800-23-ETHIC (1-800-233-8442)
mail:	P.O. Box 805379
Chicago, IL 60680-5379
e-mail:	Ethics Advice and Inquiries
Intranet:	“Report an Ethics Concern”